SUB-ITEM 77I

                               MFS SERIES TRUST X

MFS Conservative Allocation Fund, MFS Moderate Allocation Fund, MFS Growth Allocation Fund and MFS Aggressive Growth Allocation Fund, each a series of MFS Series Trust X, redesignated class R shares as class R1 shares and established a new class of shares, class R2, as described in the prospectus supplement contained in Post-Effective Amendment No. 48 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on October 30, 2003 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.